INTERNATIONAL PAPER
                                                       2 MANHATTANVILLE ROAD
                                                       PURCHASE, NY 10577-2196
News Release

     Media Contacts:            Analyst Contacts:
     Carl Gagliardi             Carol Tutundgy
     (914) 397-1666             (914) 397-1632
     Molly Sullivan             Maryanne Rupy
     (914) 397-1652             (914) 397-1626
                                Brian Turcotte
                                (914) 397-1623

                IP TIMBERLANDS REPORTS 1995 EARNINGS INCREASE;
             ANNOUNCES CASH DISTRIBUTION AND SALE OF WESTERN LANDS

January 9, 1996

PURCHASE, N.Y. -- IP Forest Resources Company (IPFR), managing general partner of IP Timberlands, Ltd. (IPT), today reported 1995 fourth-quarter earnings of $89 million on revenues of $123 million, up from 1994 fourth-quarter earnings of $53 million on revenues of $72 million, and announced that IPT intends to sell much of its Western forestlands.

     Fourth-quarter earnings per Class A Depositary Unit were $1.54, a 7 percent increase over 1994 fourth-quarter earnings per Class A Depositary Unit of $1.44.

     For the 12 months ended December 31, 1995, IPT's earnings were $261 million on revenues of $360 million, with earnings per Class A Depositary Unit of $5.50. For the prior year, earnings were $274 million on revenues of $369 million, resulting in earnings per Class A Depositary Unit of $5.49.

     IPT also declared a fourth-quarter Partnership distribution to Class A Unitholders of $.72 per unit payable February 15, 1996 to unitholders of record on January 31, 1996.

     IPT is pursuing several options to sell its approximately 300,000 acres of forestlands located in the states of Washington and Oregon.

     Following any such disposition, management expects that an extraordinary distribution would be made to its Class A Unitholders. The exact amount of any such distribution would depend on actual proceeds received. Management cautioned unitholders that such a distribution should be viewed as an early distribution of cash that would have otherwise been earned from timber harvesting on these lands over the remainder of the Initial Term (through December 31, 1999), and accordingly a decrease in the quarterly distribution (currently $.72 per Class A Unit) could occur. Of course, there can be no assurance that IPT will dispose of all or a substantial portion of its Western forestlands.

                          (PLEASE SEE ATTACHED TABLE)

                             IP TIMBERLANDS, Ltd.
                         (A TEXAS LIMITED PARTNERSHIP)

                        Summary of Partnership Earnings
                             Preliminary Unaudited
                      (In millions except per unit data)

                               Three Months      Twelve Months
                                   Ended             Ended
                                December 31        December 31
                               ------------      -------------
                                1995   1994        1995   1994
                               -----  -----       -----  -----
Revenues                       $ 123  $  72       $ 360  $ 369
                               =====  =====       =====  =====
Net Partnership Earnings       $  89  $  53       $ 261  $ 274
                               =====  =====       =====  =====
Per Class A Depositary Unit:
  Earnings                     $1.54  $1.44       $5.50  $5.49
                               =====  =====       =====  =====
  Distributions                $0.72  $0.72       $6.88  $2.88
                               =====  =====       =====  =====